U.S.SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 12b-25                                  SEC File Number  811-06017
                                      CUSIP NUMBER
NOTIFICATION OF LATE FILING

(Check One)

[   ] Form 10-K [   ] Form 11-K [   ] Form 20-F [   ] Form 10-Q
[X] Form N-SAR

For Period Ended:   October 31, 2008
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Read Attached Instruction Sheet before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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Part I -- Registrant Information
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 Full Name of registrant:        Artio Global Equity Fund, Inc.

Former Name if Applicable:   Julius Baer Global Equity Fund, Inc.
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Address of Principal Executive Office (Street and Number):
330 Madison Avenue
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City, State and Zip Code:
New York, NY 10017
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Part II -- Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrantseeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate)

[  ] (a)  The reasons described in reasonable detail in Part III of this
Form could not be eliminated without unreasonable effort or expense:

[X]  (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ] (c)  The accountants statement or other exhibit required by Rule 12b-
25(c) has been attached
if applicable

NT-NSAR	Last Page of 2	TOC	1st	Previous	Next	Bottom	Just 2nd

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Part III -- Narrative
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State below in reasonable detail the reasons why the Form 10-K, 11-K,
20-F, 10-Q or N-SAR portion thereof could not be filed within the prescribed time period:

Unable to file a complete and accurate document by due date.
_______________________________________________________________________

Part IV -- Other Information
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(1) Name and telephone number of person to contactin regard to this notification;

(Name)                   (Area Code)     (Telephone Number)

Pamela LeDuc               (617)                937-7783

(2) Have all other periodic reports required under section 13 or 15
(d) of the Securities Exchange Act of 1934 or section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrantwas required to file such report(s) been filed?  If the answer is no, identify report(s).

[ X] Yes        [    ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[    ] Yes           [ X] No

If so, attach an explanation of the anticipated change, both narratively an quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Artio Global Equity Fund, Inc.
________________________________________________________________________
(Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    December 30, 2008

      By:_____________________________
                         Alex Bogaenko
                     Treasurer